EXHIBIT 4.10

CERTIFICATE OF TRUST

OF

RADIAN GROUP CAPITAL TRUST I

This Certificate of Trust of Radian Group Capital Trust I (the “Trust”), dated as of August 12, 2004, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

1. Name. The name of the statutory trust formed hereby is “Radian Group Capital Trust I.”

2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-1600.

3. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Property Trustee

By:	/s/ Christopher Monigle
Name:	Christopher Monigle
Title:	Authorized Signer

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Delaware Trustee

By:	/s/ Christopher Monigle
Name:	Christopher Monigle
Title:	Authorized Signer